EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and Chief Financial Officer 973-305-4003

VALLEY NATIONAL BANCORP REPORTS 34 PERCENT INCREASE

IN FOURTH QUARTER RESULTS

WAYNE, NJ – January 27, 2011 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2010 of $38.2 million, $0.24 per diluted common share, as compared to the fourth quarter of 2009 earnings of $28.6 million, after $3.5 million in dividends and accretion on Valley preferred stock (fully redeemed in 2009 under the U.S. Treasury’s TARP Capital Purchase Program), or $0.18 per diluted common share. See the “Fourth Quarter 2010 Performance Highlights” section below for more details.

Net income for the year ended December 31, 2010 was $131.2 million, $0.81 per diluted common share, compared to 2009 earnings of $96.5 million, after $19.5 million in dividends and accretion on Valley preferred stock, or $0.64 per diluted common share. The increase in net income was largely due to: (i) a 26.4 percent increase in non-interest income, (ii) higher net interest income, resulting from a widening of the net interest margin on an annual basis, and (iii) a decline in the FDIC insurance assessment due to the industry-wide special assessment in 2009, partially offset by (iv) increases in all other non-interest expense categories caused, in part, by two FDIC-assisted acquisitions in March 2010.

Gerald H. Lipkin, Chairman, President and CEO commented that, “We recorded strong fourth quarter and annual results reflecting our solid credit metrics, despite some interest margin compression during the fourth quarter due to the prolonged low level of interest rates. Our ability to generate consistent earnings, while navigating one of the worst economic times in recent history, allowed us the flexibility of maintaining our cash dividend to our shareholders throughout 2010. We continue to face challenging headwinds in 2011 due to the slow recovery in both our local markets and the U.S. economy. However, we are confident that our position of capital strength, our ability to evaluate credit and other investment opportunities, and Valley’s commitment to provide excellent service to its customers will continue to benefit our shareholders.”

Fourth Quarter 2010 Performance Highlights

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Asset Quality: Total non-accrual loans declined $547 thousand from September 30, 2010 to $105.1 million, or 1.1 percent of our entire loan portfolio of $9.4 billion, at December 31, 2010. Total loans past due 30 days or more were 1.77 percent of the loan portfolio at December 31, 2010 compared to 1.70 percent at September 30, 2010. The increase was largely due to one $4.0 million commercial real estate loan, that is matured and in the normal process of renewal, within the past due 30 – 89 days category. The residential mortgage and home equity loan portfolios totaling nearly 22,000 individual loans had only 253 loans past due 30 days or more at December 31, 2010. At December 31, 2010, the residential mortgage and home equity loan

Valley National Bancorp (NYSE: VLY)

2010 Fourth Quarter Earnings

January 27, 2011

delinquencies totaled $45.7 million, or 1.88 percent of $2.4 billion in total loans within these categories. See “Credit Quality” section below for more details.

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Provision for Non-Covered Loan Losses and Unfunded Letters of Credit: The provision for non-covered loan (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) losses and unfunded letters of credit totaled $8.7 million for the fourth quarter of 2010 as compared to $9.3 million for the third quarter of 2010 and $12.2 million for the fourth quarter of 2009. Net loan charge-offs were $4.4 million lower than the provision for non-covered loan losses and unfunded letters of credit during the fourth quarter of 2010 and $1.8 million lower than the net loan charge-offs recorded during the third quarter of 2010. At December 31, 2010, our total allowance for credit losses, net of $6.4 million in reserves for covered loans, was 1.33 percent of non-covered loans at December 31, 2010 as compared to 1.28 percent at September 30, 2010.

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Provision for Covered Loan Losses: We recorded a $6.4 million provision for covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) during the fourth quarter of 2010 due to declines in the expected cash flows caused by credit impairment in certain loan pools.

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FDIC Loss-Share Receivable: The $6.4 million increase in the estimated credit losses on certain pools of covered loans during the fourth quarter of 2010 resulted in a partially offsetting increase in our FDIC loss-share receivable. The change in the FDIC loss-share receivable due to the additional estimated credit losses and our recognition of discount accretion resulting from the present value of the receivable recorded at the acquisition dates resulted in non-interest income of $5.1 million and $1.2 million, respectively, during the fourth quarter of 2010.

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Residential Mortgage Loans: We originated over $350 million in new and refinanced residential mortgage loans during the fourth quarter of 2010. Our residential volumes continued to be strong during the quarter due to the historically low level of interest rates and our successful one price refinancing program with total closing costs as low as $499 including title insurance fees. During the fourth quarter, we recorded $7.5 million in gains on sales of residential mortgage loans due to the sale of the majority of our loan originations, and the sale of $83 million in conforming residential mortgage loans transferred to loans held for sale during the third quarter of 2010. Based on our internal analysis, we determined the loans transferred and sold were likely to prepay in the short-term due to the current low level of interest rates.

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Net Interest Margin: Net interest margin on a tax equivalent basis was 3.63 percent in the fourth quarter of 2010 versus 3.78 percent in the third quarter of 2010 and 3.47 percent in the fourth quarter of 2009. The net interest margin experienced some compression during the fourth quarter of 2010 due to the current low interest rate environment and normal repricing activity and balance reductions within our loan and investment security portfolios. Additionally, interest income recognized on covered loans declined from the prior linked quarter as a result of lower loan pool balances. However, the majority of our pools of covered loans are performing better than originally expected and increased forecasted cash flows for

Valley National Bancorp (NYSE: VLY)

2010 Fourth Quarter Earnings

January 27, 2011

such pools are expected to benefit the amounts of interest income recognized in future periods. See the “Net Interest Income and Margin” and “Covered Loans” sections below for more details.

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Investments: We recognized $7.0 million in net gains on securities transactions during the fourth quarter of 2010 primarily due to the sale of $46 million in certain residential mortgage-backed securities that, in our view, had a high level of prepayment risk given the low level of interest rates, as well as gains realized on $15 million in trust preferred securities that were called for early redemption. No impairment charges were recognized on securities in earnings during the fourth and third quarters of 2010, as compared to $1.0 million during the fourth quarter of 2009.

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Trading Mark to Market Impact on Earnings: Net income for the fourth quarter of 2010 included net trading losses totaling $2.1 million ($0.01 per common share). These trading losses consisted of $1.9 million and $194 thousand in non-cash mark to market losses on our junior subordinated (“trust preferred”) debentures carried at fair value, and the fair value of our trading securities portfolio, respectively. The fourth quarter of 2009 included net trading losses of $1.5 million ($0.01 per common share) mainly due to a change in market value of the trust preferred debentures.

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Business Combination: In December 2010, Masters Coverage Corp., an all-line insurance agency which is a wholly-owned subsidiary of Valley National Bank, acquired certain assets of S&M Klein Co. Inc., an independent insurance agency located in Queens, New York. The purchase price totaled $5.3 million, consisting of $3.3 million in cash and earn-out payments totaling $2.0 million that are payable over a four year period, subject to certain customer retention and earnings performance. The transaction generated goodwill and other intangible assets totaling $1.9 million and $3.3 million, respectively. The earnings from the acquired assets are expected to be positive, but also immaterial, to our future consolidated results of operations.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $114.5 million for the fourth quarter of 2010, a $4.7 million decrease from the third quarter of 2010 and an increase of $1.6 million from the fourth quarter of 2009. The linked quarter decrease was primarily due to a decline in interest income caused by the prepayment and sale of higher yielding loans and investment securities, loan refinance activity in the current low interest rate environment, a decline in accretion on pooled loans resulting from lower balances, and a general lack of loan growth with the exception of our residential mortgage loan portfolio. However, interest expense on time deposits declined $986 thousand due to maturing high cost time deposits and lower average balances, and partially mitigated the negative impact of the decrease in interest income during the quarter.

The net interest margin on a tax equivalent basis was 3.63 percent for the fourth quarter of 2010, an increase of 16 basis points from the fourth quarter of 2009, and a decrease of 15 basis points from 3.78 percent for the linked quarter ended September 30, 2010. The yield on average interest earning assets decreased by 19 basis points on a linked quarter basis mainly due to a 18 basis point decrease in the yield on average loans resulting mainly from new and refinanced loans at lower interest rates and a

Valley National Bancorp (NYSE: VLY)

2010 Fourth Quarter Earnings

January 27, 2011

$2.0 million decline in the accretion recognized on our pools of the covered loans acquired in FDIC-assisted transactions. The yield on our taxable and non-taxable investments also declined eight and nine basis points, respectively, from the linked quarter of 2010 as principal paydowns and sales of higher yielding investments were partly reinvested in lower yielding securities during the period. The cost of average interest bearing liabilities declined 2 basis points from the third quarter of 2010 mainly due to a 10 basis point decrease in the cost of average time deposits caused by the continued run-off of higher cost deposits. Our cost of total deposits was 0.72 percent for the fourth quarter of 2010 compared to 0.76 percent for the three months ended September 30, 2010.

Credit Quality

Total loan delinquencies as a percent of total loans were 1.77 percent at December 31, 2010 as compared to 1.70 percent at September 30, 2010 and 1.61 percent at December 31, 2009. With a loan portfolio totaling approximately $9.4 billion, net loan charge-offs for the fourth quarter of 2010 were $4.3 million compared to $6.1 million for the third quarter of 2010, and $13.6 million for the fourth quarter of 2009.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at December 31, 2010, September 30, 2010 and December 31, 2009:

	December 31, 2010		September 30, 2010		December 31, 2009
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:
Commercial and Industrial loans*	$58,229	3.19%	$55,346	3.03%	$50,932	2.83%

Commercial and construction real estate loans:
Commercial real estate	15,755	0.47%	15,980	0.47%	10,253	0.29%
Construction	14,162	3.31%	14,485	3.29%	15,263	3.47%

Total commercial and construction real estate loans:	29,917	0.79%	30,465	0.79%	25,516	0.65%
Residential mortgage loans	9,128	0.47%	8,196	0.43%	5,397	0.28%
Consumer loans:
Home equity	2,345	0.46%	1,628	0.31%	1,680	0.30%
Auto and other consumer	12,154	1.29%	11,952	1.24%	13,800	1.23%

Total consumer loans	14,499	1.00%	13,580	0.91%	15,480	0.92%
Covered loans	6,378	1.79%	—	0.00%	—	0.00%
Unallocated	8,353	NA	8,128	NA	6,330	NA

Allowance for credit losses	$126,504	1.35%	$115,715	1.23%	$103,655	1.11%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $117.3 million, or 1.24 percent of loans and NPAs at

Valley National Bancorp (NYSE: VLY)

2010 Fourth Quarter Earnings

January 27, 2011

December 31, 2010 compared to $112.1 million, or 1.18 percent of loans and NPAs at September 30, 2010. The $5.2 million increase in non-performing assets was mainly due to a $5.8 million increase in our non-covered OREO assets.

Non-accrual loans slightly decreased to $105.1 million at December 31, 2010 as compared to $105.6 million at September 30, 2010. Although the timing of collection is uncertain, management believes most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $154.3 million at December 31, 2010 and had $15.2 million in related specific reserves included in our total allowance for loan losses. OREO and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled a combined $12.2 million at December 31, 2010 as compared to $6.5 million at September 30, 2010. The increase from the linked quarter was mainly due to one additional OREO property with a carrying value of $5.3 million at December 31, 2010.

Loans past due 90 days or more and still accruing decreased to $2.5 million, or 0.03 percent of total loans at December 31, 2010 compared to $4.4 million, or 0.05 percent at September 30, 2010 primarily due to a $1.4 million decrease in commercial real estate loans within this delinquency category.

Troubled debt restructured loans (“restructured” loans), with modified terms and not reported as loans 90 days or more past due and still accruing or non-accrual, are performing restructured loans to customers experiencing financial difficulties where a concession has been granted. All loan modifications are made on a case-by-case basis. The majority of our loan modifications that are considered restructured loans involve lowering the monthly payments on such loans through either a reduction in interest rate below a market rate, an extension of the term of the loan without a corresponding adjustment to the risk premium reflected in the interest rate, or a combination of these two methods. These modifications rarely result in the forgiveness of principal or interest. In addition, we frequently obtain additional collateral or guarantor support when modifying such loans.

Valley has continued its efforts to assist customers by modifying certain performing loans during the fourth quarter of 2010. As a result, our performing restructured loans increased to $89.7 million at December 31, 2010 and consisted of 44 loans (primarily in the commercial and industrial loan and mortgage loan portfolios) as compared to 17 loans totaling $48.2 million at September 30, 2010. On an aggregate basis, the $89.7 million in restructured loans at December 31, 2010 had a weighted average modified interest rate of approximately 5.14 percent as compared to a yield of 5.64 percent on the entire loan portfolio for the fourth quarter of 2010.

Loans and Deposits

Overall, total loans remained relatively unchanged at approximately $9.4 billion at December 31, 2010 as compared to September 30, 2010. See discussion below for a complete analysis of the change in mix between each loan category.

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans decreased $45.5 million to approximately $9.0 billion at December 31,

Valley National Bancorp (NYSE: VLY)

2010 Fourth Quarter Earnings

January 27, 2011

2010 from September 30, 2010. The linked quarter decrease was mainly comprised of decreases in commercial real estate, automobile, home equity, and construction loans of $27.8 million, $26.5 million, $18.4 million and $12.7 million, respectively, partially offset by an increase of $35.0 million in residential mortgage loans. The decreases in the aforementioned loan categories are mainly due to the persistently weak economic conditions, and its negative impact on the amount of new quality loan opportunities in our primary markets. However, the residential mortgage loan portfolio increased over seven percent on an annualized basis during the fourth quarter of 2010 due to the success of our low-cost refinance program, and the decision to retain, rather than sell in the secondary market, some fixed mortgage loans (within the $350 million originations during the period) meeting certain collateral and interest rate levels.

Covered Loans. Loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during the first quarter of 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $356.7 million at December 31, 2010 as compared to $377.0 million at September 30, 2010. These loans are accounted for on a pool basis, and the pools are considered to be performing loans. During the fourth quarter, we recognized $6.4 million of credit impairment attributable to various loan pools established at the acquisition dates. In conjunction with the credit impairment, Valley recorded $5.1 million of non-interest income as the FDIC loss-share receivable was increased to reflect the FDIC’s share of the potential credit impairment losses. Although we recognized credit impairment during the quarter, on an aggregate basis the acquired pools of covered loans are performing better than originally expected, and based on our current estimates, we will receive more future cash flows than originally modeled at the acquisition dates. The forecasted increase in cash flows will be recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, as the future projected cash flows materialize, we will reduce the FDIC loss-share receivable by an amount equal to approximately 80 percent of the amount received.

We may experience declines in the loan portfolio during 2011 and beyond due to a slow economic recovery cycle, increased competition for quality borrowers, or a change in asset/liability management strategy.

Deposits. Total deposits increased $94.9 million to approximately $9.4 billion at December 31, 2010 from September 30, 2010. Non-interest bearing deposits increased $62.8 million as compared to September 30, 2010 mainly due to general increases in both commercial and retail deposits. Time deposits also increased $57.0 million during the fourth quarter due to higher municipal and retail balances as we increased rates on certain time deposit products. However, savings, NOW, and money market deposits decreased $24.8 million as compared to September 30, 2010 largely due to lower commercial money market deposit balances.

Valley National Bancorp (NYSE: VLY)

2010 Fourth Quarter Earnings

January 27, 2011

Non-Interest Income

Fourth quarter of 2010 compared with fourth quarter of 2009

Non-interest income for the fourth quarter of 2010 increased $11.3 million to $35.8 million as compared to $24.6 million for the same period of 2009. The change in the FDIC loss-share receivable due to additional estimated credit losses on covered loans and discount accretion resulting from the present value of the receivable recorded at the acquisition dates resulted in an increase of $6.3 million in non-interest income as compared to fourth quarter of 2009. Net gains on sales of loans increased $5.8 million to $7.5 million for the fourth quarter of 2010 mainly due to a $3.9 million gain recognized on the sale of approximately $83 million of conforming residential mortgage loans transferred to loans held for sale during the third quarter of 2010 and a higher volume of loans originated for sale during the fourth quarter of 2010. Additionally, net impairment losses on securities declined $1.0 million as compared to the same period in 2009. Partially offsetting these increases to non-interest income, net gains on securities transactions declined $792 thousand and net trading losses increased $530 thousand as compared to the fourth quarter of 2009.

Fourth quarter of 2010 compared with third quarter of 2010

Non-interest income for the fourth quarter of 2010 increased $18.5 million from $17.3 million for the quarter ended September 30, 2010. Net gains on securities transactions increased $6.9 million to $7.0 million during the fourth quarter of 2010 as compared to the linked quarter. The fourth quarter gains primarily resulted from the sale of $46 million in certain residential mortgage-backed securities, as well as gains realized on $15 million in trust preferred securities that were called for early redemption. The change in the FDIC loss-share receivable resulted in an increase of $6.3 million in non-interest income as compared to the third quarter of 2010. Net gains on sales of loans increased $6.0 million as compared to the linked quarter mainly due to higher sales volumes during the fourth quarter of 2010.

Non-Interest Expense

Fourth quarter of 2010 compared with fourth quarter of 2009

Non-interest expense increased $3.3 million to $80.4 million for the three months ended December 31, 2010 from $77.1 million for the same period of 2009. Salaries and employee benefit expense increased $3.1 million to $45.3 million for the fourth quarter of 2010 primarily due to the resumption of cash incentive compensation accruals during the 2010 period and normal annual pay increases. Professional and legal fees increased $1.3 million from $1.6 million in the same period in 2009 due to general increases caused by the FDIC-assisted transactions and other corporate matters.

Fourth quarter of 2010 compared with third quarter of 2010

Non-interest expense increased by $1.5 million from $78.9 million for the linked quarter ended September 30, 2010. Salary and employee benefit expense increased $1.7 million from $43.6 million for the third quarter of 2010 mainly due to a $1.3 million increase in stock-based compensation expense mostly related to immediate expensing of stock awards to retirement eligible employees and higher cash incentive compensation accruals, partially offset by lower payroll taxes. Other non-

Valley National Bancorp (NYSE: VLY)

2010 Fourth Quarter Earnings

January 27, 2011

interest expense increased by $1.5 million to $12.2 million for the fourth quarter of 2010 mainly due to a $989 thousand increase in write-downs of affordable housing investments recorded in other assets. Partially offsetting these increases, amortization of other intangible assets declined $1.6 million from $2.6 million in the linked quarter mainly due to a $945 thousand recovery of impairment charges on certain loan servicing rights in the fourth quarter of 2010 as compared to $811 thousand in impairment charges recognized during the third quarter of 2010.

Income Tax Expense

Income tax expense was $15.3 million and $14.7 million for the fourth quarter of 2010 and 2009, respectively. However, the effective tax rate declined 2.9 percent to 28.6 percent for the three months ended December 31, 2010 as compared to 31.5 percent for the same period one year ago. The decrease in the effective tax rate from the 2009 period reflects an increase in our investment in tax credits.

Income tax expense was $55.8 million and $51.5 million for the years ended December 31, 2010 and 2009, respectively. However, the effective tax rate decreased to 29.8 percent for the 2010 annual period from 30.7 percent for 2009. The decrease in the effective tax rate from the 2009 period is mainly due to an increase in our investment in tax credits.

For 2011, we anticipate that our effective tax rate will approximate 31 percent.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 198 branches in 134 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-

Valley National Bancorp (NYSE: VLY)

2010 Fourth Quarter Earnings

January 27, 2011

looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued weakness or unexpected decline in the U.S. economy, in particular in New Jersey and the New York Metropolitan area;

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	a continued or unexpected decline in real estate values within our market areas;

•	declines in value in our investment portfolio;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions may disrupt our business;

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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the possibility that the expected benefits of the LibertyPointe Bank and The Park Avenue Bank acquisitions will not be fully realized, including lower than expected cash flows from covered loans;

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of these and other factors that could affect our results is included in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended December 31,
($ in thousands, except for share data)	December 31, 2010	September 30, 2010	December 31, 2009	2010	2009
FINANCIAL DATA:
Net interest income	$113,141	$117,734	$111,569	$462,752	$449,314
Net interest income - FTE (3)	114,478	119,212	112,922	468,342	454,541
Non-interest income (2)	35,846	17,328	24,577	91,327	72,251
Non-interest expense	80,408	78,947	77,084	317,682	306,028
Income tax expense	15,322	14,168	14,739	55,771	51,484
Net income	38,158	32,639	32,098	131,170	116,061
Dividends on preferred stock and accretion	—	—	3,528	—	19,524
Net income available to common stockholders	38,158	32,639	28,570	131,170	96,537
Weighted average number of common shares outstanding: (4)
Basic	161,358,150	161,121,214	156,547,672	161,059,906	151,675,691
Diluted	161,360,945	161,122,351	156,549,123	161,068,175	151,676,409
Per common share data: (4)
Basic earnings	$0.24	$0.20	$0.18	$0.81	$0.64
Diluted earnings	0.24	0.20	0.18	0.81	0.64
Cash dividends declared	0.18	0.18	0.18	0.72	0.72
Book value	8.02	7.93	7.80	8.02	7.80
Tangible book value (1)	5.89	5.84	5.80	5.89	5.80
Tangible common equity to tangible assets (1)	6.90%	6.84%	6.68%	6.90%	6.68%
Closing stock price - high	$14.42	$14.88	$13.51	$15.95	$18.01
Closing stock price - low	12.61	12.42	11.26	12.42	7.98

CORE ADJUSTED FINANCIAL DATA: (1)
Net income available to common stockholders, as adj.	$38,158	$32,639	$29,208	$134,075	$100,522
Basic earnings per share, as adjusted	0.24	0.20	0.19	0.83	0.66
Diluted earnings per share, as adjusted	0.24	0.20	0.19	0.83	0.66

FINANCIAL RATIOS:
Net interest margin	3.59%	3.73%	3.43%	3.65%	3.45%
Net interest margin - FTE (3)	3.63	3.78	3.47	3.69	3.49
Annualized return on average assets	1.08	0.93	0.90	0.93	0.81
Annualized return on average shareholders’ equity	11.85	10.24	9.93	10.32	8.64
Annualized return on average tangible shareholders’ equity (1)	16.06	13.86	13.19	13.97	11.34
Efficiency ratio (5)	53.97	58.45	56.62	57.34	58.67

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	1.08%	0.93%	0.92%	0.95%	0.84%
Annualized return on average shareholders’ equity, as adjusted	11.85	10.24	10.12	10.55	8.94
Annualized return on avg. tangible shareholders’ equity, as adjusted	16.06	13.86	13.45	14.28	11.73
Efficiency ratio, as adjusted	53.97	58.45	56.20	56.86	57.97

AVERAGE BALANCE SHEET ITEMS:
Assets	$14,099,979	$14,050,659	$14,296,346	$14,119,230	$14,277,957
Interest earning assets	12,621,007	12,615,556	13,009,257	12,679,756	13,031,646
Loans	9,458,332	9,474,723	9,464,300	9,474,994	9,705,909
Interest bearing liabilities	10,217,104	10,302,898	10,592,119	10,363,969	10,585,800
Deposits	9,421,254	9,454,380	9,565,443	9,497,664	9,414,293
Shareholders’ equity	1,288,140	1,274,742	1,293,380	1,270,778	1,342,790

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
($ in thousands)	December 31, 2010	September 30, 2010	December 31, 2009
BALANCE SHEET ITEMS:
Assets	$14,143,826	$14,087,611	$14,284,153
Total loans	9,365,795	9,431,697	9,370,071
Non-covered loans	9,009,140	9,054,661	9,370,071
Deposits	9,363,614	9,268,703	9,547,285
Shareholders’ equity	1,295,205	1,278,019	1,252,854
Total Tier 1 common capital (1)	967,015	959,092	961,975

CAPITAL RATIOS:
Tier 1 leverage ratio	8.31%	8.27%	8.14%
Risk-based capital - Tier 1	10.94	10.73	10.64
Risk-based capital - Total Capital	12.91	12.58	12.54
Tier 1 common capital ratio (1)	9.25	9.07	8.99

	Three Months Ended			Years Ended December 31,
	December 31, 2010	September 30, 2010	December 31, 2009	2010	2009
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$115,715	$112,504	$105,054	$103,655	$94,738
Loans charged-off:
Commercial and industrial	(1,593)	(3,223)	(5,095)	(15,475)	(16,981)
Commercial real estate	(100)	(307)	(2,808)	(1,823)	(3,110)
Construction	(1,314)	(5)	(1,197)	(1,738)	(1,197)
Residential mortgage	(730)	(844)	(1,731)	(3,741)	(3,488)
Other consumer	(2,009)	(2,485)	(3,580)	(10,882)	(17,689)

	(5,746)	(6,864)	(14,411)	(33,659)	(42,465)

Charged-off loans recovered:
Commercial and industrial	804	187	223	4,121	449
Commercial real estate	17	19	30	156	75
Construction	—	—	—	—	—
Residential mortgage	17	28	8	97	36
Other consumer	598	533	526	2,678	2,830

	1,436	767	787	7,052	3,390

Net charge-offs	(4,310)	(6,097)	(13,624)	(26,607)	(39,075)
Provision charged for credit losses	15,099	9,308	12,225	49,456	47,992

Ending balance - Allowance for credit losses	$126,504	$115,715	$103,655	$126,504	$103,655

Components of allowance for credit losses:
Allowance for non-covered loan losses	$118,326	$113,786	$101,990	$118,326	$101,990
Allowance for covered loan losses	6,378	—	—	6,378	—
Allowance for unfunded letters of credit	1,800	1,929	1,665	1,800	1,665

Allowance for credit losses	$126,504	$115,715	$103,655	$126,504	$103,655

Components of provision for credit losses:
Provision for non-covered loan losses	$8,850	$9,238	$12,168	$42,943	$47,821
Provision for covered loan losses	6,378	—	—	6,378	—
Provision for unfunded letters of credit	(129)	70	57	135	171

Provision for credit losses	$15,099	$9,308	$12,225	$49,456	$47,992

Annualized ratio of net charge-offs to average loans outstanding	0.18%	0.26%	0.58%	0.28%	0.40%
Allowance for non-covered loan losses as a % of non-covered loans	1.31	1.26	1.09	1.31	1.09
Allowance for credit losses as a % of total loans	1.35	1.23	1.11	1.35	1.11

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
	December 31, 2010	September 30, 2010	December 31, 2009
	($ in thousands)
ASSET QUALITY (NON-COVERED ASSETS): (6)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$13,852	$9,917	$11,949
Commercial real estate	14,563	7,281	4,539
Construction	2,804	3,750	1,834
Residential mortgage	12,682	13,426	12,462
Other consumer	14,638	15,937	22,835

Total 30 to 89 days past due	58,539	50,311	53,619
90 or more days past due:
Commercial and industrial	12	722	2,191
Commercial real estate	—	1,424	250
Construction	196	—	—
Residential mortgage	1,556	1,297	1,421
Other consumer	723	924	1,263

Total 90 or more days past due	2,487	4,367	5,125

Total accruing past due loans	$61,026	$54,678	$58,744

Non-accrual loans:
Commercial and industrial	$13,721	$16,967	$17,424
Commercial real estate	32,981	29,833	29,844
Construction	27,312	29,535	19,905
Residential mortgage	28,494	27,198	22,922
Other consumer	2,547	2,069	1,869

Total non-accrual loans	105,055	105,602	91,964
Other real estate owned (7)	10,498	4,698	3,869
Other repossessed assets	1,707	1,849	2,565

Total non-performing assets (“NPAs”)	$117,260	$112,149	$98,398

Troubled debt restructured loans (performing)	$89,696	$48,229	$19,072
Total non-accrual loans as a % of loans	1.12%	1.12%	0.98%
Total NPAs as a % of loans and NPAs	1.24	1.18	1.04
Total accruing past due and non-accrual loans as a % of loans (7)	1.77	1.70	1.61
Allowance for non-covered loan losses as a % of non-accrual loans	112.63	107.75	110.90

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended December 31,
($ in thousands, except for share data)	December 31, 2010	September 30, 2010	December 31, 2009	2010	2009
Tangible book value per common share:
Common shares outstanding	161,460,596	161,123,404	160,637,298	161,460,596	160,637,298

Shareholders’ equity	$1,295,205	$1,278,019	$1,252,854	$1,295,205	$1,252,854
Less: Goodwill and other intangible assets	(343,541)	(337,431)	(320,729)	(343,541)	(320,729)

Tangible shareholders’ equity	$951,664	$940,588	$932,125	$951,664	$932,125
Tangible book value	$5.89	$5.84	$5.80	$5.89	$5.80

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley’s management believes Tier 1 Common Capital and the Tier 1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company’s financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley’s common stockholder's equity, and the Tier 1 Common Ratio to Valley’s Tier 1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	Three Months Ended			Years Ended December 31,
($ in thousands)	December 31, 2010	September 30, 2010	December 31, 2009	2010	2009
Tier 1 common:
Common shareholders’ equity	$1,295,205	$1,278,019	$1,252,854	$1,295,205	$1,252,854
Less: Net unrealized gains on securities available for sale *	(13,950)	(14,902)	(3,446)	(13,950)	(3,446)
Plus: Accumulated net losses on cash flow hedges, net of tax	708	5,240	2,716	708	2,716
Plus: Pension liability adjustment, net of tax	18,398	18,352	19,111	18,398	19,111
Less: Intangible assets:
Goodwill	(317,891)	(315,975)	(296,424)	(317,891)	(296,424)
Other disallowed intangible assets	(15,455)	(11,642)	(12,836)	(15,455)	(12,836)

Tier 1 common capital	967,015	959,092	961,975	967,015	961,975
Trust preferred securities	176,313	176,313	176,313	176,313	176,313

Total Tier 1 capital	$1,143,328	$1,135,405	$1,138,288	$1,143,328	$1,138,288

Risk-weighted assets (under Federal Reserve Board Capital Regulatory Guidelines (RWA)	$10,453,352	$10,579,775	$10,702,224	$10,453,352	$10,702,224
Tier 1 capital ratio (Total tier 1 capital / RWA)	10.94%	10.73%	10.64%	10.94%	10.64%
Tier 1 common ratio (Total tier 1 common / RWA)	9.25%	9.07%	8.99%	9.25%	8.99%

*       Tier 1 Capital excludes net unrealized gains (losses) on available-for sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2) Non-interest income includes net trading (losses) gains:
Trading securities	$(194)	$(517)	$776	$(1,056)	$5,394
Junior subordinated debentures	(1,884)	(2,110)	(2,324)	(5,841)	(15,828)

Total trading losses, net	$(2,078)	$(2,627)	$(1,548)	$(6,897)	$(10,434)

(3)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(4)	Share data reflects the five percent common stock dividend issued on May 21, 2010.
(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(6)	Past due loans and non-accrual loans excludes loans that were acquired as part of the Liberty Pointe Bank and The Park Avenue Bank transactions. Fair value of these loans as of acquisition includes estimates of credit losses. These loans are accounted for on a pool basis, and the pools are considered to be performing.
(7)	Excludes OREOs that is related to the Liberty Pointe Bank and The Park Avenue Bank FDIC-assisted transactions. OREOs related to the FDIC-assisted transactions, which totaled $7.8 million and $12.5 million at December 31, 2010 and September 30, 2010, respectively, is subject to the loss-sharing agreements with the FDIC.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Years Ended December 31,
($ in thousands, except for share data)	December 31, 2010	September 30, 2010	December 31, 2009	2010	2009
Annualized return on average tangible equity:
Net income	$38,158	$32,639	$32,098	$131,170	$116,061

Average shareholders’ equity	1,288,140	1,274,742	1,293,380	1,270,778	1,342,790
Less: Average goodwill and other intangible assets	(337,662)	(333,091)	(319,663)	(331,667)	(319,756)

Average tangible shareholders’ equity	$950,478	$941,651	$973,717	$939,111	$1,023,034
Annualized return on average tangible shareholders’ equity	16.06%	13.86%	13.19%	13.97%	11.34%
Adjusted net income available to common stockholders:
Net income, as reported	$38,158	$32,639	$32,098	$131,170	$116,061
Net impairment losses on securities recognized in earnings (net of tax)	—	—	638	2,905	3,985

Net income, as adjusted	38,158	32,639	32,736	134,075	120,046
Dividends on preferred stock and accretion	—	—	3,528	—	19,524

Net income available to common stockholders, as adjusted	$38,158	$32,639	$29,208	$134,075	$100,522
Adjusted per common share data:
Net income available to common stockholders, as adjusted	$38,158	$32,639	$29,208	$134,075	$100,522
Average number of basic shares outstanding	161,358,150	161,121,214	156,547,672	161,059,906	151,675,691
Basic earnings, as adjusted	$0.24	$0.20	$0.19	$0.83	$0.66
Average number of diluted shares outstanding	161,360,945	161,122,351	156,549,123	161,068,175	151,676,409
Diluted earnings, as adjusted	$0.24	$0.20	$0.19	$0.83	$0.66
Adjusted annualized return on average assets:
Net income, as adjusted	$38,158	$32,639	$32,736	$134,075	$120,046
Average assets	$14,099,979	$14,050,659	$14,296,346	$14,119,230	$14,277,957
Annualized return on average assets, as adjusted	1.08%	0.93%	0.92%	0.95%	0.84%
Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$38,158	$32,639	$32,736	$134,075	$120,046
Average shareholders’ equity	1,288,140	1,274,742	1,293,380	1,270,778	1,342,790
Annualized return on average shareholders’ equity, as adjusted	11.85%	10.24%	10.12%	10.55%	8.94%
Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$38,158	$32,639	$32,736	$134,075	$120,046
Average tangible shareholders’ equity	950,478	941,651	973,717	939,111	1,023,034
Annualized ret. on avg. tangible shareholders’ equity, as adjusted	16.06%	13.86%	13.45%	14.28%	11.73%
Adjusted efficiency ratio:
Non-interest expense	$80,408	$78,947	$77,084	$317,682	$306,028

Net interest income	113,141	117,734	111,569	462,752	449,314
Non-interest income	35,846	17,328	24,577	91,327	72,251
Add: Net impairment losses on securities recognized in earnings	—	—	1,004	4,642	6,352

Gross operating income, as adjusted	$148,987	$135,062	$137,150	$558,721	$527,917
Efficiency ratio, as adjusted	53.97%	58.45%	56.20%	56.86%	57.97%
Tangible common equity to tangible assets:
Tangible shareholders’ equity	$951,664	$940,588	$932,125	$951,664	$932,125

Total assets	14,143,826	14,087,611	14,284,153	14,143,826	14,284,153
Less: Goodwill and other intangible assets	(343,541)	(337,431)	(320,729)	(343,541)	(320,729)

Tangible assets	$13,800,285	$13,750,180	$13,963,424	$13,800,285	$13,963,424
Tangible common equity to tangible assets	6.90%	6.84%	6.68%	6.90%	6.68%

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	December 31,
	2010	2009
Assets
Cash and due from banks	$302,629	$305,678
Interest bearing deposits with banks	63,657	355,659
Investment securities:
Held to maturity, fair value of $1,898,872 at December 31, 2010 and $1,548,006 at December 31, 2009	1,923,993	1,584,388
Available for sale	1,035,282	1,352,481
Trading securities	31,894	32,950

Total investment securities	2,991,169	2,969,819

Loans held for sale, at fair value	58,958	25,492
Non-covered loans	9,009,140	9,370,071
Covered loans	356,655	—
Less: Allowance for loan losses	(124,704)	(101,990)

Net loans	9,241,091	9,268,081

Premises and equipment, net	265,570	266,401
Bank owned life insurance	304,956	304,031
Accrued interest receivable	59,126	56,245
Due from customers on acceptances outstanding	6,028	6,985
FDIC loss-share receivable	89,359	—
Goodwill	317,891	296,424
Other intangible assets, net	25,650	24,305
Other assets	417,742	405,033

Total Assets	$14,143,826	$14,284,153

Liabilities
Deposits:
Non-interest bearing	$2,524,299	$2,420,006
Interest bearing:
Savings, NOW and money market	4,106,464	4,044,912
Time	2,732,851	3,082,367

Total deposits	9,363,614	9,547,285

Short-term borrowings	192,318	216,147
Long-term borrowings	2,933,858	2,946,320
Junior subordinated debentures issued to capital trusts (includes fair value of $161,734 at December 31, 2010 and $155,893 at December 31, 2009 for VNB Capital Trust I)	186,922	181,150
Bank acceptances outstanding	6,028	6,985
Accrued expenses and other liabilities	165,881	133,412

Total Liabilities	12,848,621	13,031,299

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 210,451,912 shares; issued 162,058,055 shares at December 31, 2010 and 162,042,502 shares at December 31, 2009	57,041	54,293
Surplus	1,178,325	1,178,992
Retained earnings	79,803	73,592
Accumulated other comprehensive loss	(5,719)	(19,816)
Treasury stock, at cost (597,459 common shares at December 31, 2010 and 1,405,204 common shares at December 31, 2009)	(14,245)	(34,207)

Total Shareholders’ Equity	1,295,205	1,252,854

Total Liabilities and Shareholders’ Equity	$14,143,826	$14,284,153

*	Share data reflects the five percent common stock dividend issued on May 21, 2010.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest Income
Interest and fees on loans	$133,478	$136,533	$543,009	$561,252
Interest and dividends on investment securities:
Taxable	26,732	29,630	115,593	131,792
Tax-exempt	2,480	2,507	10,366	9,682
Dividends	2,275	2,038	7,428	8,513
Interest on federal funds sold and other short-term investments	125	299	416	945

Total interest income	165,090	171,007	676,812	712,184

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,742	6,573	19,126	24,894
Time	12,247	17,285	55,798	93,403
Interest on short-term borrowings	350	409	1,345	4,026
Interest on long-term borrowings and junior subordinated debentures	34,610	35,171	137,791	140,547

Total interest expense	51,949	59,438	214,060	262,870

Net Interest Income	113,141	111,569	462,752	449,314
Provision for non-covered loan losses and unfunded letters of credit	8,721	12,225	43,078	47,992
Provision for covered loan losses	6,378	—	6,378	—

Net Interest Income After Provision for Credit Losses	98,042	99,344	413,296	401,322

Non-Interest Income
Trust and investment services	1,913	1,858	7,665	6,906
Insurance commissions	2,917	2,150	11,334	10,224
Service charges on deposit accounts	6,204	6,707	25,691	26,778
Gains on securities transactions, net	6,967	7,759	11,598	8,005
Other-than-temporary impairment losses on securities	—	(434)	(1,393)	(6,339)
Portion recognized in other comprehensive income (before taxes)	—	(570)	(3,249)	(13)

Net impairment losses on securities recognized in earnings	—	(1,004)	(4,642)	(6,352)
Trading losses, net	(2,078)	(1,548)	(6,897)	(10,434)
Fees from loan servicing	1,285	1,254	4,919	4,839
Gains on sales of loans, net	7,504	1,662	12,591	8,937
Gains on sales of assets, net	237	128	619	605
Bank owned life insurance	1,158	1,511	6,166	5,700
Change in FDIC loss-share receivable	6,268	—	6,268	—
Other	3,471	4,100	16,015	17,043

Total non-interest income	35,846	24,577	91,327	72,251

Non-Interest Expense
Salary and employee benefits expense	45,332	42,204	176,106	163,746
Net occupancy and equipment expense	14,495	14,627	61,765	58,974
FDIC insurance assessment	3,246	3,342	13,719	20,128
Amortization of other intangible assets	974	1,350	7,721	6,887
Professional and legal fees	2,945	1,612	10,137	7,907
Advertising	1,203	1,504	4,052	3,372
Other	12,213	12,445	44,182	45,014

Total non-interest expense	80,408	77,084	317,682	306,028

Income Before Income Taxes	53,480	46,837	186,941	167,545
Income tax expense	15,322	14,739	55,771	51,484

Net Income	38,158	32,098	131,170	116,061
Dividends on preferred stock and accretion	—	3,528	—	19,524

Net Income Available to Common Stockholders	$38,158	$28,570	$131,170	$96,537

Earnings Per Common Share*:
Basic	$0.24	$0.18	$0.81	$0.64
Diluted	0.24	0.18	0.81	0.64
Cash Dividends Declared per Common Share*	0.18	0.18	0.72	0.72
Weighted Average Number of Common Shares Outstanding*:
Basic	161,358,150	156,547,672	161,059,906	151,675,691
Diluted	161,360,945	156,549,123	161,068,175	151,676,409

*	Share data reflects the five percent common stock dividend issued on May 21, 2010.

Valley National Bancorp

Loan Portfolio

(in thousands)

	As Of
	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Non-covered Loans:
Commercial loans:
Commercial and industrial	$1,825,066	$1,824,014	$1,760,071	$1,765,431	$1,801,251
Commercial real estate	3,378,252	3,406,089	3,444,169	3,483,378	3,500,419
Construction	428,232	440,929	437,115	433,999	440,046

Total commercial loans	5,631,550	5,671,032	5,641,355	5,682,808	5,741,716

Consumer Loans:
Residential	1,925,430	1,890,439	1,911,466	1,893,279	1,943,249
Home equity	512,745	531,168	545,607	553,951	566,303
Automobile	850,801	877,298	866,313	934,118	1,029,958
Other consumer	88,614	84,724	80,909	80,514	88,845

Total consumer loans	3,377,590	3,383,629	3,404,295	3,461,862	3,628,355

Total non-covered loans	$9,009,140	$9,054,661	$9,045,650	$9,144,670	$9,370,071

Covered Loans *	356,655	377,036	385,326	425,042	—

Total Loans	$9,365,795	$9,431,697	$9,430,976	$9,569,712	$9,370,071

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 12/31/2010			Quarter End - 09/30/2010			Quarter End - 06/30/2010			Quarter End - 03/31/2010			Quarter End - 12/31/2009
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$9,458,332	$133,480	5.64%	$9,474,723	$137,744	5.82%	$9,544,364	$136,422	5.72%	$9,422,162	$135,371	5.75%	$9,464,300	$136,536	5.77%
Taxable investments (3)	2,567,952	29,007	4.52%	2,610,933	30,040	4.60%	2,670,495	32,094	4.81%	2,720,110	31,880	4.69%	2,752,892	31,668	4.60%
Tax-exempt investments (1)(3)	401,511	3,815	3.80%	433,559	4,219	3.89%	415,978	3,996	3.84%	371,234	3,917	4.22%	328,375	3,857	4.70%
Federal funds sold and other interest bearing deposits	193,212	125	0.26%	96,341	61	0.25%	106,461	76	0.29%	233,750	154	0.26%	463,690	299	0.26%

Total interest earning assets	12,621,007	166,427	5.27%	12,615,556	172,064	5.46%	12,737,298	172,588	5.42%	12,747,256	171,322	5.38%	13,009,257	172,360	5.30%

Other assets	1,478,972			1,435,103			1,463,383			1,379,392			1,287,089

Total assets	$14,099,979			$14,050,659			$14,200,681			$14,126,648			$14,296,346

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,198,511	$4,742	0.45%	$4,270,386	$4,711	0.44%	$4,144,113	$4,813	0.46%	$4,071,641	$4,860	0.48%	$4,111,471	$6,573	0.64%
Time deposits	2,693,056	12,247	1.82%	2,761,018	13,233	1.92%	3,026,929	14,720	1.95%	3,116,322	15,598	2.00%	3,135,131	17,285	2.21%
Short-term borrowings	207,027	350	0.68%	198,938	334	0.67%	179,677	330	0.73%	192,498	331	0.69%	215,019	409	0.76%
Long-term borrowings (4)	3,118,510	34,610	4.44%	3,072,556	34,574	4.50%	3,080,261	34,298	4.45%	3,128,309	34,309	4.39%	3,130,498	35,171	4.49%

Total interest bearing liabilities	10,217,104	51,949	2.03%	10,302,898	52,852	2.05%	10,430,980	54,161	2.08%	10,508,770	55,098	2.10%	10,592,119	59,438	2.24%

Non-interest bearing deposits	2,529,687			2,422,976			2,441,776			2,315,621			2,318,841
Other liabilities	65,048			50,043			63,292			47,068			92,006
Shareholders’ equity	1,288,140			1,274,742			1,264,633			1,255,189			1,293,380

Total liabilities and shareholders’ equity	$14,099,979			$14,050,659			$14,200,681			$14,126,648			$14,296,346

Net interest income/interest rate spread (5)		$114,478	3.24%		$119,212	3.41%		$118,427	3.34%		$116,224	3.28%		$112,922	3.06%
Tax equivalent adjustment		(1,337)			(1,478)			(1,401)			(1,373)			(1,353)

Net interest income, as reported		$113,141			$117,734			$117,026			$114,851			$111,569

Net interest margin (6)			3.59%			3.73%			3.68%			3.60%			3.43%
Tax equivalent effect			0.04%			0.05%			0.04%			0.05%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.63%			3.78%			3.72%			3.65%			3.47%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.